EXHIBIT 99

BENEDEK BROADCASTING CORPORATION
100 Park Avenue
Rockford, Illinois 61101
CONTACT: Ron Lindwall, Chief Financial Officer
         (815) 987-5350

BENEDEK BROADCASTING ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR 11 7/8%
                         SENIOR SECURED NOTES DUE 2005

         April 16, 1999: Benedek Broadcasting Corporation announced today the commencement of a tender offer and consent solicitation for any and all of the $135 million in outstanding principal amount of its 11 7/8% Senior Secured Notes due 2005.

         The total consideration for each $1,000 principal amount of Notes tendered pursuant to the offer will be the price equal to the present value of the redemption price of such Note on March 1, 2000, the earliest stated redemption date, and of the semi-annual interest payments that would have been payable through the earliest redemption date, discounted to the date of payment at a yield equal to the sum of (x) the yield on the 5 1/2% U.S. Treasury Note due February 29, 2000 (the "Reference Treasury Security") (such yield to be calculated by the Dealer Manager in accordance with standard market practice on the second business day immediately preceding the expiration date) and (y) 50 basis points. The offer price will be this total consideration minus $20.00, which is the consent payment. The Company will pay accrued and unpaid interest on the purchased Notes up to, but not including, the payment date, which is scheduled to be no later than three business days after the expiration date. Based on a recent price for the Reference Treasury Security, the amount payable, including the consent payment, would be approximately $1,107.86 per $1,000 principal amount of Notes, plus accrued and unpaid interest through the expected date of payment.

         In conjunction with the offer, Benedek Broadcasting Corporation is soliciting consents to eliminate substantially all of the restrictive provisions and covenants and certain default provisions in the indenture under which the Notes were issued, other than the covenants to pay interest on the principal of the Notes and the related default provisions. Holders who tender their Notes in the offer are required to consent to the proposed amendments to the indenture. The consent payment will be paid only to holders of Notes who tender their Notes and give their consent at or prior to 5:00 p.m., Eastern Daylight Savings Time, on May 3, 1999, unless otherwise extended (the "Consent Date"). The offer will expire at 5:00 p.m., Eastern Daylight Savings Time, on May 17, 1999, unless otherwise extended. Tendered notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., Eastern Daylight Savings Time, on the Consent Date.

         The offer is conditioned on, among other things, (i) there having been validly tendered and not withdrawn a majority of the outstanding principal amount of the Notes, (ii) the receipt of consents from a majority of the outstanding principal amount of the Notes to the proposed amendments and the execution of a supplemental indenture to that effect, and (iii) satisfaction of all conditions to the availability of bank financing and the receipt by the Company of sufficient funds thereunder to pay for all tendered Notes. The Company has obtained a commitment from TD Securities (USA) Inc., subject to certain customary




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conditions, to arrange through its affiliate, Toronto Dominion (Texas), Inc., for bank facilities which, if completed, will provide sufficient financing for the purchase of the Notes. The availability of advances under the bank facilities will be subject to the fulfillment by the Company and its affiliates of certain conditions customary for financing of this type.

         The Company owns 23 network affiliated television stations in small to medium-sized markets throughout the United States.

         This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is only made by the tender offer and consent solicitation documents. Questions concerning the terms of the tender offers or solicitations may be directed to TD Securities (USA), Inc., the Dealer Manager and Solicitation Agent, at (212) 827-7454; contact Ethan S. Buyon. Questions concerning the procedures for tendering notes or requests for the offering documents or letters of transmittal may be directed to the Dealer Manager and Solicitation Agent.





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